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                       EQUITY RESIDENTIAL PROPERTIES TRUST
                             Consolidated Historical
           Computation of Ratio of Earnings to Combined Fixed Charges

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                                                                                           Historical
                                                         -------------------------------------------------------------------------
                                                         06/30/01    06/30/00  12/31/00    12/31/99   12/31/98  12/31/97  12/31/96
                                                         ---------  --------- ----------- ----------- --------- --------- ---------
                                                                                    (Amounts in thousands)
Income before allocation to Minority Interests, income
  from investments in unconsolidated entities, net gain
  on sales of real estate, extraordinary items and
  cummulative effect of change in accounting principle   $ 199,172  $ 176,057 $   380,613 $   319,842 $ 251,927 $ 176,014 $  97,033

   Interest and other financing costs                      190,383    190,263     382,946     337,189   246,585   121,324    81,351
   Amortization of deferred financing costs                  2,810      2,703       5,473       4,084     2,757     2,523     4,242
   Income from investments in unconsolidated entities
    (cash basis)                                            11,795      8,913      18,051       7,125     2,039      --        --
                                                         ---------  --------- ----------- ----------- --------- --------- ---------

Earnings before combined fixed charges
  and preferred distributions                              404,160    377,936     787,083     668,240   503,308   299,861   182,626

   Depreciation/amortization                               227,802    224,512     451,344     408,688   301,869   156,644    93,253
   Non-real estate depreciation                             (3,980)    (3,157)    (12,093)     (7,231)   (5,361)   (3,118)   (2,079)
   Depreciation from Unconsolidated and Partially Owned
    Properties                                               4,729       (491)      1,244       1,009       183      --        --
   Loss on investment in technology segment                  6,775       --         1,000        --        --        --        --
   Allocation to Minority Interests-Partially Owned
    Properties                                                 238       (157)        132        --        --        --        --
                                                         ---------  --------- ----------- ----------- --------- --------- ---------

Funds from operations before combined fixed charges
  and preferred distributions                            $ 639,724  $ 598,643 $ 1,228,710 $ 1,070,706 $ 799,999 $ 453,387 $ 273,800
                                                         =========  ========= =========== =========== ========= ========= =========

 Interest and other financing costs                      $ 190,383  $ 190,263 $   382,946 $   337,189 $ 246,585 $ 121,324 $  81,351
 Amortization of deferred financing costs                    2,810      2,703       5,473       4,084     2,757     2,523     4,242
 Interest capitalized for real estate under construction     1,408        480       1,325       1,493     1,620      --        --
                                                         ---------  --------- ----------- ----------- --------- --------- ---------

Total Combined Fixed Charges                               194,601    193,446     389,744     342,766   250,962   123,847    85,593

   Preferred distributions                                  57,419     55,654     111,941     113,196    92,917    59,012    29,015
                                                         ---------  --------- ----------- ----------- --------- --------- ---------
Total Combined Fixed Charges
  and Preferred Distributions                            $ 252,020  $ 249,100 $   501,685 $   455,962 $ 343,879 $ 182,859 $ 114,608
                                                         =========  ========= =========== =========== ========= ========= =========

Ratio of earnings before combined fixed charges and
  preferred distributions to total combined fixed
  charges                                                     2.08       1.95        2.02        1.95      2.01      2.42      2.13
                                                         =========  ========= =========== =========== ========= ========= =========

Ratio of earnings before combined fixed charges
  and preferred distributions to total combined
  fixed charges and preferred distributions                   1.60       1.52        1.57        1.47      1.46      1.64      1.59
                                                         =========  ========= =========== =========== ========= ========= =========

Ratio of funds from operations before combined fixed
  charges and preferred distributions to total
  combined fixed charges and preferred distributions          2.54       2.40        2.45        2.35      2.33      2.48      2.39
                                                         =========  ========= =========== =========== ========= ========= =========
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